Exhibit 99.1

PRESS RELEASE

Contacts:

Patrick L. Alexander

President and Chief Executive Officer

Mark A. Herpich

 Chief Financial Officer

(785) 565-2000

FOR IMMEDIATE RELEASE

October 26, 2006

Landmark Bancorp, Inc. Increases Cash Dividend by 12% and Announces Earnings for the Quarter and Nine Months Ended September 30, 2006

(Manhattan, KS, October 26, 2006) Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company based in Manhattan, Kansas, announced that its Board of Directors declared a cash dividend of 19 cents per share to shareholders of record as of November 8, 2006, payable November 20, 2006.  This represents a 12% increase in the Company’s cash dividend compared to the previous quarter’s cash dividend of 17 cents per share.  Additionally, the Company reported diluted earnings per share for the quarter ended September 30, 2006 of $0.65 versus $0.55 for the quarter ended September 30, 2005.  Net earnings for the quarter ended September 30, 2006 were $1.5 million, an increase of $230,000 compared to the quarter ended September 30, 2005.  Diluted earnings per share for the nine months ended September 30, 2006 were $2.00 versus $1.34 for the nine months ended September 30, 2005.  Net earnings for the nine months ended September 30, 2006 were $4.5 million, an increase of $1.5 million compared to the nine months ended September 30, 2005.

Patrick Alexander, President and CEO, commented, “We are pleased to announce a twelve percent increase in our cash dividend made possible by our improved earnings during the first nine months of 2006.  One factor contributing to this is the steady improvement in our net interest margin, which has increased from 3.20% for the third quarter of 2005 to 3.51% for the third quarter of 2006.  Furthermore, our improved earnings from 2005 are attributed primarily to our acquisition of First Manhattan Bancorporation, the holding company of First Savings Bank, F.S.B., which closed on January 1, 2006.  The acquisition and our marketing efforts have allowed for continued growth in non-interest income areas such as fees and service charges and gains on sale of loans.  At the same time, we have been able to realize significant cost savings associated with the acquisition during the first nine months of 2006.  We have made significant progress consolidating our personnel, operations and facilities, including the sale of our previous headquarters located at 800 Poyntz Avenue during April 2006.  Our annualized return on average assets increased to 1.00% for the nine months ended September 30, 2006 compared to 0.89% for 2005, while our annualized return on average equity improved to 13.22% for the nine months ended September 30, 2006 compared to 9.33% for 2005.  Additionally, we took steps to reposition our investment portfolio by selling some relatively short term, lower yielding investments at a loss in the second quarter and purchasing longer term, higher yielding investments.  We believe this portfolio restructuring better positions the company for future period earnings and reduces the interest rate risk inherent in our balance sheet.  We are excited about the positive impact to earnings resulting from our consolidation and cost savings efforts related to the acquisition. This coupled with our security portfolio restructuring efforts contributed to strong third quarter earnings.  While the first two quarters of 2006 included certain non-recurring gains on the sale of investments and other assets, the third quarter results did not have any significant non-recurring transactions.  We believe that these developments are positioning our Company for a very positive outlook for growth in assets and earnings.”

Net interest income for the third quarter of 2006 increased $1.4 million to $4.7 million compared to the third quarter of 2005, an increase of 40.2%.  This increase was due primarily to the higher level of interest earning assets obtained in the acquisition of First Savings Bank and an improvement in the net interest margin to 3.51% for the quarter ended September 30, 2006 from 3.20% for the quarter ended September 30, 2005.  Total non-interest income increased to $1.7 million for the quarter ended September 30, 2006 from $1.6 million for the quarter ended September 30, 2005, an increase of $99,000.  This improvement was the result of a $184,000, or 113.2%, increase in gains on sale of loans, and an increase in fees and service charges of $237,000, or 26.7%, both of which were attributable to volume increases associated with the First Savings Bank acquisition.  Additionally, total non-interest income increased by $95,000 related to an increased investment in bank owned life insurance.  These improvements more than offset the non-recurring $407,000 gain on prepayment of Federal Home Loan Bank borrowings recognized in the third quarter of 2005.  Total non-interest expense for the quarter ended September 30, 2006 increased $1.2 million, or 40.3%, compared to the quarter ended September 30, 2005, resulting primarily from the impact of the acquisition of First Savings Bank and the late August 2005 purchase of two branches in Great Bend, Kansas.  While we have made significant progress achieving cost savings by consolidating our personnel, operations and facilities, the impact of the acquisition includes a net increase in personnel, equipment and facilities and the number of accounts being processed.

Net interest income for the nine months ended September 30, 2006 increased $4.2 million to $13.9 million compared to the nine months ended September 30, 2005, an increase of 43.5%.  This increase was due primarily to the higher level of interest earning assets obtained in the acquisition of First Savings Bank, and an improvement in the net interest margin to 3.45% for 2006 from 3.12% for 2005.  Total non-interest income increased approximately $1.4 million, or 35.6%, for the nine months ended September 30, 2006, as compared to 2005.  The increase was due to the $717,000 gain associated with the sale of other assets, primarily the 800 Poyntz facility, and increased fees and service charges of $704,000 and an increase of $399,000 in gains on sale of loans.  Offsetting these increases were the losses on the sale of investments totaling $300,000 during the nine months ended September 30, 2006 compared to a gain of $41,000 for 2005.  Total non-interest expense for the nine months ended September 30, 2006 increased approximately $3.8 million, or 42.1% compared to 2005, resulting primarily from the impact of the acquisition of First Savings Bank and the purchase of two branches in Great Bend, Kansas.  While we have made significant progress achieving cost savings by consolidating our personnel, operations and facilities, the impact of the acquisition includes a net increase in personnel, equipment and facilities and the number of accounts being processed.

Landmark Bancorp’s total assets increased to $607.9 million at September 30, 2006, compared to $465.1 million at December 31, 2005.  Net loans receivable were $397.3 million at September 30, 2006, compared to $275.7 million at December 31, 2005.  At September 30, 2006, the allowance for loan losses was $4.1 million, or 1.0% of gross loans outstanding, compared to $3.2 million, or 1.1% of gross loans outstanding at December 31, 2005.  As of September 30, 2006, $6.7 million in loans were on non-accrual status, or 1.7% of total loans, compared to a balance of $3.3 million in loans on non-accrual status, or 1.2% of total loans, as of December 31, 2005.  This increase was primarily related to three commercial loan relationships totaling $3.4 million which were past due for payments in excess of 90 days at September 30, 2006.  Management does not anticipate any significant loss exposure on these loans.  Residential home loans comprised 22.2% of the $6.7 million non-accrual balance at September 30, 2006.  In the event of foreclosure, the Company has historically incurred minimal losses on these residential home loans based upon collateral values.

Landmark Bancorp consummated the acquisition of First Manhattan Bancorporation on January 1, 2006, and accordingly the results of operations presented for the quarter and nine months ended September 30, 2006 include the accounts and results of First Manhattan Bancorporation which are not included in the results for the corresponding quarter and nine months ended September 30, 2005.  Landmark Bancorp, Inc. is the holding company for Landmark National Bank.  Landmark National Bank has branches in Manhattan (2), Auburn, Dodge City (2), Fort Scott, Garden City, Great Bend (2), Hoisington, Junction City, LaCrosse, Lawrence, Louisburg, Osage City, Osawatomie, Paola, Topeka (2) and Wamego, Kansas.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi)  the economic impact of armed conflict or terrorist acts involving the United States; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions including this year’s acquisition of First Manhattan Bancorporation; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	At September 30,	At December 31,
	2006	2005
ASSETS
Cash and cash equivalents	$20,969,481	$21,490,512
Investment securities available for sale	140,454,136	140,130,512
Loans receivable, net (1)	397,279,507	275,729,066
Premises and equipment, net	13,626,421	8,412,235
Goodwill	13,009,167	7,535,584
Other intangible assets, net	4,261,905	2,418,213
Other assets	18,258,922	9,393,839

TOTAL ASSETS	$607,859,539	$465,109,961

LIABILITIES

Deposits	$443,368,898	$331,272,731
Other borrowings	104,927,486	85,258,318
Other liabilities	11,053,639	4,506,305

Total liabilities	559,350,023	421,037,354

Stockholders’ equity	48,509,516	44,072,607

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$607,859,539	$465,109,961

(1)             Loans receivable are presented after adjustments for undisbursed loan funds, unearned fees and discounts and the allowance for loan losses.  The allowance for loan losses was $4,086,832 and $3,151,373 at September 30, 2006 and December 31, 2005, respectively.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Nine months ended September 30,		Three months ended September 30,
	2006	2005	2006	2005
Interest income:
Loans	$20,805,168	$12,822,321	$7,293,653	$4,431,829
Investment securities	4,388,145	3,404,758	1,517,481	1,246,246
Other	127,731	92,203	26,337	38,958
Total interest income	25,321,044	16,319,282	8,837,471	5,717,033

Interest expense:
Deposits	7,891,865	3,966,316	2,848,151	1,450,819
Borrowed funds	3,514,525	2,653,547	1,266,940	897,937
Total interest expense	11,406,390	6,619,863	4,115,091	2,348,756

Net interest income	13,914,654	9,699,419	4,722,380	3,368,277
Provision for loan losses	155,000	325,000	80,000	100,000
Net interest income after provision for loan losses	13,759,654	9,374,419	4,642,380	3,268,277

Non-interest income:
Fees and service charges	3,259,392	2,555,851	1,124,057	886,897
Gains on sale of loans	933,418	534,153	347,054	162,759
Gains (losses) on sale of investments, net	(300,256)	40,540	—	—
Gains on repayments of FHLB borrowings	—	406,572	—	406,572
Gains on sale of other assets	716,815	17,387	(11,638)	176
Bank owned life insurance income	272,343	61,317	114,689	19,397
Other	434,231	305,992	108,915	108,576
Total non-interest income	5,315,943	3,921,812	1,683,077	1,584,377

Non-interest expense:
Compensation and benefits	6,388,817	4,529,987	2,140,241	1,567,125
Occupancy and equipment	2,101,545	1,478,954	705,523	504,612
Amortization of intangibles	782,904	299,631	258,732	116,669
Professional fees	342,806	248,859	132,080	63,803
Data processing	532,685	400,723	183,695	130,490
Advertising	327,802	292,527	109,065	110,680
Other	2,291,019	1,733,511	784,234	581,642
Total non-interest expense	12,767,578	8,984,192	4,313,570	3,075,021

Earnings before income taxes	6,308,019	4,312,039	2,011,887	1,777,633

Income tax expense	1,827,368	1,325,743	548,240	544,377

Net earnings	$4,480,651	$2,986,296	$1,463,647	$1,233,256

Net earnings per share (2)
Basic	$2.01	$1.34	$0.66	$0.55
Diluted	2.00	1.34	0.65	0.55

Book value per share (2)	$21.76	$19.70	$21.76	$19.70

Shares outstanding at end of period	2,229,258	2,228,813	2,229,258	2,228,813

Weighted average common shares outstanding — basic	2,228,928	2,220,959	2,229,258	2,228,699
Weighted average common shares outstanding — diluted	2,238,680	2,231,766	2,238,988	2,236,624

(2)             Net earnings per share and book value per share at or for the periods ended September 30, 2005 have en adjusted to give effect to the 5% stock dividend paid during December 2005.

	Nine months ended September 30,		Three months ended September 30,
	2006	2005	2006	2005
OTHER DATA (unaudited):
Return on average assets (3)	1.00%	0.89%	0.98%	1.08%
Return on average equity (3)	13.22%	9.33%	12.60%	11.21%
Equity to total assets	7.98%	9.73%	7.98%	9.73%
Net yield on interest earning assets (3)	3.45%	3.12%	3.51%	3.20%

(3)             Information for the nine and three months ended is annualized.